Exhibit 10.2

FIRST AMENDMENT TO CREDIT AGREEMENT

THIS FIRST AMENDMENT TO CREDIT AGREEMENT (the “Amendment”) is entered into as of December 30, 2008, by and among ALLIED CAPITAL CORPORATION, a corporation organized under the laws of the State of Maryland (“Borrower”), BANK OF AMERICA, N.A., as Administrative Agent (in such capacity, the “Administrative Agent”) for the Lenders under the Credit Agreement (hereinafter defined), and the lenders party hereto (“Consenting Lenders”).

R E C I T A L S

A. Borrower, Administrative Agent, and certain other Agents, and Lenders are parties to that certain Credit Agreement dated as of April 9, 2008 (as it may be amended, supplemented, or restated from time to time, the “Credit Agreement”). Unless otherwise indicated herein, all terms used with their initial letter capitalized are used herein with their meaning as defined in the Credit Agreement (as amended herein); all Section references are to Sections in the Credit Agreement; and all Paragraph references are to Paragraphs in this Amendment.

B. Borrower has requested certain amendments to the Credit Agreement.

C. Subject to and upon the following terms and conditions Administrative Agent and Consenting Lenders are willing to amend the relevant provisions of the Credit Agreement as set forth herein.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Borrower, Administrative Agent, and the Consenting Lenders agree, as follows:

PARAGRAPH 1 . AMENDMENTS TO CREDIT AGREEMENT.

1.1 Amendments to Section 1.1 (Definitions).

(a) Section 1.1 of the Credit Agreement is amended to delete the definition of each of the following terms: (i) “Net Proceeds” and (ii) “Equity Issuance”.

(b) Section 1.1 of the Credit Agreement is further amended by adding the following definitions to be inserted in the correct alphabetical order in such Section:

“Additional Secured Debt” shall have the meaning set forth in Section 7.14.

“Additional Senior Secured Obligations” shall have the meaning set forth in the Intercreditor Agreement.

“Anti-Terrorism Order” means Executive Order No. 13,224 of September 24, 2001, Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism, 66 U.S. Fed. Reg. 49, 079 (2001), as amended.

“Bank Obligations” shall have the meaning set forth in the Intercreditor Agreement, expressly including additional Debt incurred under this Agreement (or any amendment, restatement, extension, or replacement thereof) in accordance with any commitment increase provisions thereof.

“Collateral” means the property and collateral described in the Collateral Documents (together with any other property and collateral which may now or hereafter secure the Obligations or any part thereof).

“Collateral Agent” means Bank of America N.A. in its capacity as collateral agent under the Collateral Documents, together with its successors and assigns in such capacity.

“Collateral Documents” means, collectively, any security agreement, including without limitation the Security Agreement, any pledge agreement, any control agreement, any mortgage or deed of trust including without limitation the Mortgages, any assignment and endorsement of insurance, or any other agreement, joinder, ratification, or document, together with all related financing statements and stock powers, now or hereafter executed and delivered in connection with this Agreement to create a Lien on any real or personal property in favor of Collateral Agent for the benefit of the Senior Secured Obligations, each in form and substance satisfactory to Administrative Agent and the Requisite Lenders, as the same may be amended, supplemented, replaced, modified and restated from time to time in accordance with the terms of this Agreement and the Intercreditor Agreement.

“Collateral Effective Date” shall have the meaning set forth in the First Amendment.

“Consolidated Adjusted Debt” means Consolidated Debt minus Guaranties (including undrawn letter of credit obligations) included in Consolidated Debt in an amount which does not exceed the greater of (x) the obligations from time to time outstanding under Guaranties (including undrawn letters of credit) given to secure payment of certain obligations of, or related to, Ciena Capital LLC in an amount not in excess of $146,000,000 and (y) $50,000,000.

“Consolidated Total Adjusted Assets” means the aggregate Book Value (without duplication) of assets of Borrower and its Consolidated Subsidiaries which (i) constitute Collateral, or (ii) which are owned by a Pledge LLC; provided that for purposes of determining Consolidated Total Adjusted Assets, the aggregate Book Value of assets which are owned by all Pledge LLCs shall not exceed 25% of Consolidated Total Adjusted Assets.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“Excluded Assets” means (i) assets of Borrower and its Consolidated Subsidiaries which in accordance with the terms of the documents which govern such assets and after taking into account the obligations of Borrower under Section 7.14 of this Agreement are not permitted or required to be pledged, assigned or otherwise used to secure the Debt of Borrower or a Consolidated Subsidiary, (ii) assets of Borrower and its Consolidated Subsidiaries which are owned by a Pledge LLC, (iii) equipment covered by Capitalized Lease Obligations permitted pursuant to Section 9.1(d) and collateral securing Interest Rate Agreements, to the extent such Capitalized Lease Obligations or Interest Rate Agreements are permitted under Section 9.1(d), and (iv) such other assets of Borrower or the Consolidated Subsidiaries as Administrative Agent and the Requisite Lenders agree in writing shall not constitute Collateral.

“Existing Note Agreements” means (i) the Note Agreement dated as of May 14, 2003, as amended by that certain First Amendment to Note Agreement dated as of February 29, 2008, that certain First Omnibus Waiver and Amendment to the Note Agreements dated as of July 25, 2008, and that certain Second Omnibus Amendment to Note Agreements dated as of December 30, 2008 (as amended, the “2003 Note Agreement”) under and pursuant to which the $147,000,000 6.05% Senior Notes, Series B, due May 14, 2010 (the “2003 Notes”) were originally issued and sold, (ii) the Note Agreement dated as of November 15, 2004, as amended by that certain First Amendment to Note Agreement dated as of February 29, 2008, that certain First Omnibus Waiver and Amendment to the Note Agreements dated as of July 25, 2008, and that certain Second Omnibus Amendment to Note Agreements dated as of December 30, 2008 (as amended, the “2004 Note Agreement”) under and pursuant to which (a) the $252,500,000 5.53% Senior Notes, Series A, due November 15, 2009 (the “2004 Series A Notes”) and (b) the $72,500,000 5.99% Senior Notes, Series B, due November 15, 2011 (the “2004 Series B Notes”, and together with the 2004 Series A Notes, the “2004 Notes”) were originally issued and sold, (iii) the Note Agreement dated as of October 13, 2005, as amended by that certain First Amendment to Note Agreement dated as of February 29, 2008, that certain First Omnibus Waiver and Amendment to the Note Agreements dated as of July 25, 2008, and that certain Second Omnibus Amendment to Note Agreements dated as of December 30, 2008 (as amended, the “2005 Note Agreement”) under and pursuant to which (a) the $261,000,000 6.15% Senior Notes, Series A, due October 13, 2010 (the “2005 Series A Notes”) and (b) the $89,000,000 6.34% Senior Notes, Series B, due October 13, 2012 (the “2005 Series B Notes”, and together with the 2005 Series A Notes, the “2005 Notes”) were originally issued and sold, and (iv) the Note Agreement dated as of June 20, 2008, as amended by that certain First Omnibus Waiver and Amendment to the Note Agreements dated as of July 25, 2008, and that certain Second Omnibus Amendment to Note Agreements dated as of December 30, 2008 (as amended, the “2008 Note Agreement”) under and pursuant to which (a) the $140,500,000 7.82% Senior Notes, Series 2008-A, due June 20, 2013 (the “2008 Series A Notes”) and (b) the $52,500,000 8.14% Senior Notes, Series 2008-B, due June 20, 2015 (the “2008 Series B Notes”) were originally issued and sold.

“Existing Notes” means the notes issued by Borrower pursuant to the Existing Note Agreements.

“First Amendment” means that certain First Amendment to this Agreement dated as of December 30, 2008, among Borrower and the Lenders party thereto.

“Guaranty” means any Contingent Obligation, other than Contingent Obligations arising under Interest Rate Agreements.

“Mortgage” means any mortgage, deed of trust, deed to secure, or similar instrument under which a Lien may be granted against real property, duly executed by Borrower or one of the Consolidated Subsidiaries covering the Real Property, appropriately conformed to the particular requirements of each applicable jurisdiction where such Real Property is located and in form and substance reasonably satisfactory to Administrative Agent and the Requisite Lenders.

“Note Obligations” shall have the meaning set forth in the Intercreditor Agreement.

“Noteholders” means, collectively, each holder of an Existing Note.

“Outstanding Public Debt” means the Indenture by and between Borrower and The Bank of New York, dated as of June 16, 2006, as supplemented by (x) the First Supplemental Indenture by and between Borrower and The Bank of New York, dated as of July 25, 2006, pursuant to which Borrower has issued its $400,000,000 6.625% Notes due July 15, 2011, (y) the Second Supplemental Indenture by and between Borrower and The Bank of New York, dated as of December 8, 2006, pursuant to which Borrower has issued its $250,000,000 6.0% Notes due April 1, 2012, and (z) the Third Supplemental Indenture by and between Borrower and The Bank of New York, dated as of March 28, 2007, pursuant to which Borrower has issued its $230,000,000 6.875% Notes due April 15, 2047.

“Pledge LLC” means one or more Wholly Owned Consolidated Subsidiaries, each of which (i) has title to personal property which would constitute Collateral but for limitations in the documents which govern such personal property, or has title to real property, (ii) has no Debt outstanding other than (x) Debt owing to Borrower, which has been evidenced by a promissory note and the holder thereof has pledged the same to the Collateral Agent pursuant to the Collateral Documents, and (y) Guaranties of the Senior Secured Obligations, and (iii) has had all of its voting stock pledged to the Collateral Agent as Collateral.

“Real Property” means the real property owned or leased by Borrower or any Consolidated Subsidiary and located in the United States.

“Securities Act” means the Securities Act of 1933, as amended from time to time or any successor legislation.

“Secured Party” means each holder of a Senior Secured Obligation.

“Security Agreement” means the Security Agreement to be executed by Borrower and the Consolidated Subsidiaries in favor of the Collateral Agent for the benefit of the Secured Parties, the form and substance of which is acceptable to Administrative Agent and the Requisite Lenders, as such agreement may be amended, restated, joined, supplemented, or otherwise modified from time to time in accordance with the terms thereof.

“Senior Secured Obligations” means (i) the Bank Obligations; (ii) the Note Obligations, and (iii) the Additional Senior Secured Obligations.

“Uniform Commercial Code” means the Uniform Commercial Code as adopted in the applicable jurisdiction from time to time.

(c) Section 1.1 of the Credit Agreement is further amended by amending and restating the following definitions in their entirety, as follows:

“Intercreditor Agreement” means the Intercreditor and Collateral Agency Agreement to be executed among Lenders, the Collateral Agent, and the Noteholders and consented and agreed to by Borrower and the Consolidated Subsidiaries, the form and substance of which is acceptable to Administrative Agent and the Requisite Lenders, as the same may be amended, modified, restated, supplemented or replaced from time to time in accordance with the terms thereof.

“Loan Documents” means (a) this Agreement, the Notes, any Subsidiary Bank Guaranty, LCs, LC Agreements, the Intercreditor Agreement, and the Collateral Documents, (b) all agreements, documents, or instruments in favor of Administrative Agent, LC Issuer, or Lenders ever delivered pursuant to this Agreement or otherwise delivered in connection with all or any part of the Obligations on and after the Effective Date, and (c) any and all future renewals, extensions, restatements, reaffirmations, amendments of, or supplements to, all or any part of the foregoing.

“Priority Debt” means (without duplication) (i) all Debt of Borrower and its Consolidated Subsidiaries secured by a Lien, (ii) all liabilities of Borrower and its Consolidated Subsidiaries under Interest Rate Agreements entered into for the purpose of hedging interest rate risk with respect to Debt, if and only if such liabilities are secured by a Lien, (iii) all unsecured Debt of Consolidated Subsidiaries, and (iv) all unsecured liabilities of Consolidated Subsidiaries under Interest Rate Agreements entered into for the purpose of hedging interest rate risk with respect to Debt (excluding in each case, any Debt or liability owing to Borrower or another Consolidated Subsidiary).

“Secured Debt” means, without duplication, (i) the Debt outstanding from time to time pursuant to this Agreement (as the same may be amended, restated, extended, or replaced from time to time in accordance with its terms and the Intercreditor Agreement), including, without limitation, additional Debt incurred thereunder in accordance with any commitment increase provisions thereof, (ii) the outstanding Existing Notes, (iii) any “Additional Notes” (as such term is defined in the 2008 Note Agreement) issued pursuant to the 2008 Note Agreement, and (iv) any Additional Secured Debt incurred in accordance with Section 7.14(d), all of which shall be secured equally and ratably by the Collateral pursuant to the terms of the Intercreditor Agreement, and all of which shall be determined on a consolidated basis in accordance with GAAP.

“Senior Note Agreements” means the Existing Note Agreements and the Outstanding Public Debt and any replacements or renewals thereof.

(d) The definition of “Permitted Liens” is modified by amending and restating clause (e) thereof, as follows:

“(e) Liens of or resulting from any judgment or award, the time for the appeal or petition for rehearing of which shall not have expired, or in respect of which Borrower or a Consolidated Subsidiary shall at any time in good faith be prosecuting an appeal or proceeding for a review and in respect of which a stay of execution pending such appeal or proceeding for review shall have been secured.”

1.2 Amendment to Section 2.5 (Rates and Payment of Interest on Loans).

(a) Clause (A) of Section 2.5(a)(i) is amended by deleting the existing provision and substituting therefor the following:

“(A) the sum of the Base Rate (as in effect from time to time) plus 1.00% and”.

(b) Clause (A) of Section 2.5(a)(ii) is amended by substituting “3.00%” for the reference to “2.00%” therein.

1.3 Amendment to Section 3.8 (Fees). Clause (i) of the second sentence of Section 3.8(d) is amended by substituting “3.00%” for the reference to “2.00%” therein.

1.4 Amendment to Section 7.11 (Status of RIC and BDC). Section 7.11 is amended and restated in its entirety as follows:

“7.11 Conduct of Business. At all times maintain its status as a RIC under the Internal Revenue Code, and as a “business development company” under the Investment Company Act. Borrower will not and will not permit any Consolidated Subsidiary to (a) become a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control or in Section 1 of the Anti Terrorism Order or (b) knowingly engage in any dealings or transactions with any such Person.”

1.5 Amendment to Section 7 (Affirmative Covenants). Section 7 is amended by adding a new Section 7.14 after Section 7.13, as follows:

“7.14 Collateral Matters. Comply, and shall cause each Consolidated Subsidiary to comply, with the requirements of Paragraph 2 of the First Amendment (including the obligation to secure the Obligations and the other Senior Secured Obligations on or prior to the Collateral Effective Date). In addition, from and after the Collateral Effective Date, Borrower hereby agrees as follows:

(a) Collateral Documents. Borrower will, and will cause each Consolidated Subsidiary to, (i) comply with and perform each of the terms, conditions, and covenants set forth in the Collateral Documents, and (ii) cause the representations and warranties set forth in the Collateral Documents to be true and correct as provided in the Collateral Documents.

(b) Additional Collateral. If at any time Borrower or any Consolidated Subsidiary shall grant to any one or more of the Collateral Agent or a holder of any Senior Secured Obligation additional credit support (including a Subsidiary Senior Note Guaranty or any other Guaranty) or collateral of any kind as additional security to secure the Senior Secured Obligations, then Borrower shall, or shall cause such Consolidated Subsidiary to, (i) grant to the Collateral Agent for the benefit of the Secured Parties the same credit support or collateral so that this Agreement shall at all times be secured on an equal and ratable basis with the other Senior Secured Obligations, and (ii) deliver an opinion of counsel to the effect that such additional credit support and the Collateral Documents relating to any such Collateral have been duly authorized, executed and delivered by Borrower or such Consolidated Subsidiary, as applicable, constitute the legal, valid and binding obligations of Borrower or such Consolidated Subsidiary, as applicable, are enforceable against Borrower or such Consolidated Subsidiary in accordance with the terms thereof, and covering such other matters as Administrative Agent or the Requisite Lenders may reasonably request. In addition, any such credit support and new Collateral shall at all times be subject to and governed by the terms of the Intercreditor Agreement.

(c) Additional Consolidated Subsidiaries. Within ten days after the time that any Person becomes a Consolidated Subsidiary (other than a Pledge LLC) as a result of the creation of such Consolidated Subsidiary, a merger, or other consolidation permitted by Section 9.5 of this Agreement or otherwise, (i) such Consolidated Subsidiary shall become a party to the Security Agreement and shall pledge a valid and perfected first priority Lien and security interest in all of its real and personal property (other than real and personal property which constitute Excluded Assets), whether tangible or intangible, pursuant to a joinder agreement in form and substance satisfactory to Administrative Agent, (ii) 100% of such Consolidated Subsidiary’s Equity Interests (65% in the case of any Consolidated Subsidiary organized under the laws of any jurisdiction outside of the United States of America) shall be pledged under the Collateral Documents, and (iii) the Lenders shall receive such board resolutions, officer’s certificates, corporate and other documents, and opinions of counsel as Administrative Agent shall reasonably request in connection with the actions described in clauses (i) and (ii) above.

(d) Additional Secured Debt. Borrower and its Consolidated Subsidiaries may incur additional Debt secured by the Collateral (the “Additional Secured Debt”); provided, that (i) no financial covenants or events of default applicable to such Additional Secured Debt shall be more restrictive than the financial covenants and Events of Default set forth in Sections 9 and 10, respectively, (ii) at the time of such incurrence of Additional Secured Debt and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing, and (iii) such Additional Secured Debt shall be subject to the terms of the Intercreditor Agreement. Notwithstanding the foregoing, the Outstanding Public Debt shall not at any time have the benefit of or be secured by the Collateral.

(e) Additional Undertakings. Borrower will use commercially reasonable efforts to obtain the consent or approval of all third parties required to permit the Borrower and its Consolidated Subsidiaries to subject all of their assets to the Lien of the Collateral Documents. In determining whether to obtain any such consent or approval, Borrower may take into account the cost or charges imposed by third parties (on either Borrower or any entity in which Borrower or a Consolidated Subsidiary has an investment) to grant any such consent or approval. In addition, Borrower shall not be obligated to obtain consents or approvals in respect of assets which in the reasonable judgment of Borrower cannot be pledged, or as to which the consent to pledge cannot be sought, without substantially impairing the value of the asset or the ability of Borrower or a Consolidated Subsidiary to manage the asset in the ordinary course of its business. Without limiting the obligation of Borrower set forth above, to the extent any personal property of Borrower or a Consolidated Subsidiary cannot be pledged as Collateral on account of contractual limitations applicable to such property but may be transferred to a Pledge LLC, such personal property shall be transferred to a Pledge LLC. Borrower shall use commercially reasonable efforts to ensure that the documents which govern investments made subsequent to the date of the First Amendment do not restrict the ability of Borrower to subject any such investment to the Lien of the Collateral Documents; provided that, so long as it has used such efforts, Borrower will not be precluded from making an investment as to which the governing documents contain such a restriction.

1.6 Amendment to Section 8.4 (Other Information). Section 8.4 is hereby amended by (i) deleting “and” at the end of the existing clause (n); (ii) deleting “.” at the end of clause (o) and substituting “; and” therefor, and (iii) inserting the following as new clause (p) after clause (o):

“(p) Concurrently with the delivery to the Noteholders (or any holders of Additional Secured Debt), Borrower shall deliver to each Lender (i) copies of all financial and other information and certificates (including compliance certificates) and reports delivered to such Noteholders (or any holders of Additional Secured Debt) pursuant to the Existing Note Agreements or any document evidencing Senior Secured Obligations or with respect to the Collateral, (ii) not less than five days prior to the execution thereof, a summary of the material terms of any proposed amendment to the Existing Note Agreements or any document evidencing Senior Secured Obligations, and (iii) promptly following execution thereof, one copy of such amendment referred to in the preceding clause (ii).”

1.7 Addition of Section 8.5 (Collateral Report). A new Section 8.5 shall be added immediately following Section 8.4, as follows:

“8.5 Collateral Report. Concurrently with the delivery of the financial statements required to be delivered pursuant to Sections 8.1 and 8.2, Borrower shall deliver a schedule which lists by type and Book Value (i) all of the assets of Borrower and its Consolidated Subsidiaries, (ii) all of the assets of Borrower and its Consolidated Subsidiaries which are subject to the Lien of the Collateral Documents, (iii) all of the assets which are owned by a Pledge LLC, and (iv) all of the assets which are neither subject to the Lien of the Collateral Documents nor owned by any Pledge LLC.

1.8 Amendments to Section 9.1 (Financial Covenants).

(a) Section 9.1(b) is amended in its entirety as follows:

“(b) Minimum Consolidated Shareholders’ Equity. Consolidated Shareholders’ Equity to be less than the greater of (i) $1,500,000,000 and (ii) 85% of all Consolidated Adjusted Debt.”

(b) Section 9.1(c) is amended in its entirety as follows:

“(c) Ratio of Adjusted EBIT to Interest Expense. The ratio of Adjusted EBIT to Interest Expense of Borrower and its Consolidated Subsidiaries, determined on a consolidated basis as of the last day of each fiscal quarter for the period of four successive fiscal quarters ended on such day, to be less than (i) 1.4 to 1.0 for the fiscal quarter ending December 31, 2008 and each fiscal quarter thereafter to and including the fiscal quarter ending December 31, 2009, (ii) 1.6 to 1.0 for the fiscal quarter ending March 31, 2010 and each fiscal quarter thereafter to and including the fiscal quarter ending December 31, 2010 and (iii) 1.7 to 1.0 for the fiscal quarter ending March 31, 2011 and each fiscal quarter thereafter.”

(c) Section 9.1(d) is amended in its entirety as follows:

“(d) Priority Debt. Any Priority Debt to be outstanding, other than: (i) Senior Secured Obligations, (ii) Capitalized Lease Obligations for equipment used in the ordinary course of business of Borrower and its Consolidated Subsidiaries in an aggregate principal amount not in excess of $5,000,000, (iii) Interest Rate Agreements (which may be collateralized) of Borrower and/or its Consolidated Subsidiaries entered into in the ordinary course of business of Borrower and its Consolidated Subsidiaries and (iv) Debt of a Consolidated Subsidiary owing to Borrower or another Consolidated Subsidiary, so long as such Debt is evidenced by a promissory note which is pledged to the Collateral Agent in accordance with and pursuant to the Collateral Documents.”

(d) A new Section 9.1(f) is added as follows:

“(f) Consolidated Total Adjusted Assets to Secured Debt Ratio. From and after the Collateral Effective Date, (i) on the last day of each quarterly period and (ii) at the time of incurrence of any Secured Debt, the ratio of Consolidated Total Adjusted Assets (measured, in the case of clause (ii), on a pro forma basis using asset values as of the most recent fiscal quarter for which financial statements have been delivered pursuant to Sections 8.1 or 8.2 hereof) to Secured Debt to be less than 2.25 to 1.00.”

1.9 Amendment to Section 9.3 (Liens; Agreements Regarding Liens; Other Matters). Section 9.3(a) is amended by adding a new clause (iv) as follows:

“(iv) Liens created under, or expressly permitted by, the Collateral Documents, including the Liens securing this Agreement and the other Senior Secured Obligations, so long as this Agreement shall at all times be equally and ratably secured thereby and the Intercreditor Agreement shall be in full force and effect.”

1.10 Amendment to Section 9.4 (Distributions to Shareholders). Section 9.4 is amended and restated in its entirety as follows:

“9.4. Restricted Payments. Except as hereinafter provided:

(a) Declare or pay any dividends, either in cash or property, on any shares of its capital stock of any class (except dividends or other distributions payable solely in shares of capital stock of Borrower);

(b) Directly or indirectly, or through any Subsidiary, purchase, redeem or retire any shares of its capital stock of any class or any warrants, rights or options to purchase or acquire any shares of its capital stock (other than in exchange for or out of the net cash proceeds to Borrower from the substantially concurrent issue or sale of other shares of capital stock of Borrower or warrants, rights or options to purchase or acquire any shares of its capital stock); or

(c) Make any other payment or distribution, either directly or indirectly or through any Subsidiary, in respect of its capital stock;

(such declarations or payments of dividends, purchases, redemptions, or retirements of capital stock and warrants, rights, or options and all such other payments or distributions being herein collectively called “Restricted Payments”), if after giving effect thereto: (i) in the case of clause (a) or (c) of this Section 9.4, an Event of Default described in Section 10.1(a) or (b) shall exist, and in the case of clause (b) of this Section 9.4, any Default or Event of Default shall exist; (ii) in the case of clauses (a) or (c) of this Section, if as a result of the occurrence of any Event of Default (other than that described in Section 10.1(a) or (b)), the Obligations shall have been accelerated under Section 10.2(a); or (iii) Borrower would not be in compliance with the limitations of Section 9.1(a), (d), (e), or (f). In addition to the forgoing limitations, prior to December 31, 2010, Borrower shall not (x) pay any dividend in excess of $0.20 per share per fiscal quarter (or such greater amount as shall be required for Borrower to maintain its status as a RIC) or (y) purchase, redeem, or retire any shares of its capital stock of any class or any warrants, rights, or options to purchase or acquire any shares of its capital stock for an aggregate consideration in excess of $60,000,000.”

1.11 Amendment to Section 9.5 (Merger, Consolidation and Sale of Assets).

(a) The proviso in Section 9.5(a) is amended and restated to read as follows:

“provided, however, that, so long as no Default or Event of Default is or would be in existence (except to the extent otherwise expressly set forth in the Intercreditor Agreement), at the time of such event or immediately after giving effect thereto.”

(b) Clause (G) of Section 9.5(a) is amended by adding the parenthetical “(which shall not include securitizations)” after the first reference to “ordinary course of business” therein.

1.12 Amendment to Section 9.11 (Payment of Obligation). Section 9.11 is amended by: (i) deleting the word “or” at the end of clause (a); (ii) deleting the “.” at the end of clause (b) and substituting “; or” in lieu thereof; and (iii) adding the following new clause (c) to the end thereof:

“(c) directly or indirectly prepay, redeem, purchase, tender, or acquire any series of Outstanding Public Debt prior to the stated maturity date of such series.”

1.13 Amendment to Section 10.1 (Events of Default). Subsection (c)(i) to Section 10.1 is amended by adding “7.14,” after the reference to “7.12” and before the reference to “8.4(i)”.

1.14 Amendment to Section 12.2 (Expenses). Subsection (a) to Section 12.2 is amended by adding the following after the end of the last sentence:

“Without limiting the foregoing, Borrower agrees to pay all reasonable fees of Collateral Agent in connection with the preparation, execution, and delivery of the Intercreditor Agreement and the Collateral Documents and the transactions contemplated thereby, including, but not limited to, reasonable attorneys’ fees of counsel to Collateral Agent and to pay to the Collateral Agent from time to time all reasonable fees and expenses and such indemnities and other amounts as shall be required to be paid by Borrower to the Collateral Agent in accordance with the terms of the Intercreditor Agreement and the Collateral Documents. Borrower shall also pay (A) the reasonable attorneys’ fees and expenses of counsel to Administrative Agent in connection with the negotiation and review of the Collateral Documents and the Intercreditor Agreement, including, in each case, any amendments thereto, and (B) the reasonable attorneys fees and out-of-pocket expenses incurred by Collateral Agent with respect to any workout or restructuring relating to the Collateral Documents.”

1.15 Amendment to Section 12.5 (Amendments, Etc.). Section 12.5 is amended by: (i) deleting the word “or” at the end of clause (f); (ii) adding an “or” at the end of clause (g); and (iii) adding the following new clause (h) to the end thereof:

“(h) release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender.”

PARAGRAPH 2. COLLATERAL. In consideration of the execution and delivery of this Amendment and the modification of certain covenants in the Credit Agreement at the request of and for the benefit of Borrower and as a material inducement to the execution of this Amendment, Borrower hereby agrees on or prior to January 30, 2009 (such date as it may be extended with the approval of Requisite Lenders being hereinafter referred to as the “Collateral Effective Date”), to secure full and complete payment by Borrower of all amounts due with respect to the Loan Documents. On or prior to the Collateral Effective Date, Borrower shall execute and deliver, or cause to be executed and delivered, the Collateral Documents described below covering the Collateral, as follows:

2.1 Security Agreement. Borrower will, and will cause each Consolidated Subsidiary to, grant to the Collateral Agent, for the benefit of the Secured Parties, a valid and perfected first priority security interest in all of its personal property (other than personal property which constitutes Excluded Assets), whether tangible or intangible (including, without limitation, all cash, portfolio investments, marketable securities, accounts, chattel paper, instruments, documents, books, records, inventory, machinery, equipment, trademarks, patents, copyrights, other intellectual property, payment intangibles, other general intangibles, commercial tort claims, Equity Interests in its Consolidated Subsidiaries, other investment property, and other personal property described in the Security Agreement, whether now owned or hereafter acquired, and all products and cash and noncash proceeds thereof), with perfection, in the case of any instruments, investment property, or letters of credit being effected by the Collateral Agent, or its agent or designee obtaining control of such instruments, investment property, or letters of credit, in addition to filing a Uniform Commercial Code financing statement with respect to such instruments, investment property, or letters of credit, all pursuant to the Security Agreement and the other Collateral Documents, which shall each be in form and substance reasonably satisfactory to Administrative Agent and the Requisite Lenders.

2.2 Insurance. Borrower will, and will cause each Consolidated Subsidiary to deliver to the Collateral Agent certificates of insurance and endorsements to insurance policies naming the Collateral Agent as loss payee/mortgagee and/or additional insured, as applicable, with respect to all Collateral and as may be required by the Collateral Documents.

2.3 Intercreditor Agreement. Borrower will, and will cause each Consolidated Subsidiary, to deliver to the Collateral Agent counterparts of the Intercreditor Agreement in form and substance satisfactory to Administrative Agent and the Requisite Lenders, executed by Lenders, each of the other Secured Parties, and Collateral Agent.

2.4 Mortgages. Borrower will, and will cause each Consolidated Subsidiary to, grant to Collateral Agent, for the benefit of the Secured Parties, a valid and perfected first Lien in all of its Real Property (other than Real Property which constitutes Excluded Assets) pursuant to the Mortgages and other Collateral Documents related to the Mortgages and the Real Property, including leasehold mortgagee title commitments, and surveys, together with payment of all related Taxes and fees, all of which shall be in form and substance reasonably satisfactory to Administrative Agent and the Requisite Lenders.

2.5 Officer’s Certificates. Borrower will deliver certificates of officers of Borrower, regarding resolutions or other action, incumbency certificates and/or other certificates in form and substance reasonably satisfactory to the Administrative Agent and Requisite Lenders, which establish the identity and verify the authority and capacity of each officer executing the Collateral Documents.

2.6 Opinions. Borrower shall cause (i) special counsel to Borrower to deliver to Administrative Agent and Lenders an opinion of counsel (which shall be in customary form) with respect to the Collateral Documents executed and delivered on or prior to the date of such opinion and (ii) to the extent applicable, counsel from each jurisdiction in which Borrower or any Consolidated Subsidiary has Collateral to deliver to the Administrative Agent and Lenders an opinion of counsel (which shall be in customary form) with respect to the valid perfection of Administrative Agent’s and Lenders’ security interests in such Collateral in the applicable jurisdiction, and each such opinion shall be reasonably satisfactory to the Administrative Agent and the Requisite Lenders.

2.7 Requested Information. Borrower will, and will cause each Consolidated Subsidiary to execute and deliver and cause to be executed and delivered such further documents and instruments as the Administrative Agent and the Requisite Lenders reasonably deem necessary or desirable to evidence and perfect their Liens in the Collateral as set forth in the Collateral Documents.

PARAGRAPH 3. FIRST AMENDMENT EFFECTIVE DATE. This Amendment shall be binding upon the Administrative Agent, Borrower, and the Lenders on the last day upon which (a) counterparts of this Amendment shall have been executed and delivered to Administrative Agent by Borrower, Administrative Agent, and Requisite Lenders, or when Administrative Agent shall have received, telecopied, telexed, or other evidence satisfactory to it that all such parties have executed and are delivering to Administrative Agent counterparts thereof, at which time this Amendment shall be deemed effective as of December 30, 2008 (the “First Amendment Effective Date”); (b) Borrower shall have delivered to Administrative Agent copies (certified by the Secretary or Assistant Secretary of Borrower) of all corporate action taken by Borrower to authorize the execution, delivery, and performance of this Amendment; (c) Borrower’s counsel shall have delivered a favorable legal opinion regarding the enforceability of this Amendment and such other matters incident to the transactions contemplated hereby as Administrative Agent may request; (d) Borrower and the requisite Noteholders shall have approved the Second Omnibus Amendment to the Note Agreements and shall have executed and delivered the Second Omnibus Amendment to the Note Agreements, which shall be in all respects in form and substance satisfactory to Administrative Agent and Requisite Lenders; (e) Borrower shall have paid to each Consenting Lender (by payment to Administrative Agent for the account of each Consenting Lender) an Amendment Fee in an amount equal to 0.50% of such Consenting Lender’s Commitment on the First Amendment Effective Date; (f) Borrower shall have paid the reasonable fees, expenses, and disbursements of Haynes and Boone, LLP which are reflected in statements of such counsel rendered on or prior to the date of this Amendment; and (g) Borrower shall have delivered such other documents or certifications as Administrative Agent may reasonably request. Notwithstanding the foregoing provisions, for purposes of determining compliance with the conditions specified in this Paragraph 3, each Lender that has signed this Amendment shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless Administrative Agent shall have received notice from such Lender prior to the proposed First Amendment Effective Date specifying its objection thereto.

PARAGRAPH 4. REPRESENTATIONS AND WARRANTIES. As a material inducement to the Consenting Lenders and Administrative Agent to execute and deliver this Amendment, Borrower hereby represents and warrants to the Lenders and Administrative Agent (with the knowledge and intent that such parties are relying upon the same in entering into this Amendment) the following: (a) the representations and warranties in the Credit Agreement and in all other Loan Documents are true and correct on the date hereof in all material respects, as though made on the date hereof, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and accurate as of such earlier date); (b) upon the effectiveness of this Amendment and the Second Omnibus Amendment to the Note Agreements, each dated as of December 30, 2008, no Default or Event of Default exists under the Loan Documents; (c) Borrower has the right and power, and has taken all necessary action to, authorize it to execute, deliver, and perform this Amendment in accordance with its terms; (d) this Amendment has been duly executed and delivered by the duly authorized officers of Borrower, and this Amendment and the other Loan Documents, as amended by this Amendment, each constitute the legal, valid, and binding obligation of Borrower, enforceable against it in accordance with its terms; (e) the execution, delivery and performance of this Amendment in accordance with its terms do not and will not, by the passage of time, the giving of notice, or otherwise: (i) require any Governmental Approval, other than such as have been obtained and are in full force and effect, or violate any Applicable Law (including all Environmental Laws) relating to Borrower or any Subsidiary; (ii) conflict with, result in a breach of, or constitute a default under the articles of incorporation or the bylaws of Borrower or the organizational documents of any Subsidiary, or any indenture, agreement, or other instrument to which Borrower or any Subsidiary is a party or by which it or any of its respective properties may be bound; or (iii) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by Borrower or any Subsidiary (other than Liens created by the Collateral Documents); and (f) Borrower has not paid any fee or other consideration or remuneration to any Lender, in its capacity as such, or to any Noteholder, in its capacity as such, in connection with the execution and delivery of this Amendment or the Second Omnibus Amendment to the Note Agreements, except (i) a fee equal to 50 basis points of the principal amount of the Notes held by each Noteholder and (ii) the fee referenced in Paragraph 3(e) of this Amendment.

PARAGRAPH 5. MISCELLANEOUS.

5.1 Effect on Loan Documents. The Credit Agreement and all related Loan Documents shall remain unchanged and in full force and effect, except as provided in this Amendment, and are hereby ratified and confirmed. On and after the First Amendment Effective Date, all references to the “Credit Agreement” or the “Agreement” shall be to the Credit Agreement as herein amended. The execution, delivery, and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any rights of the Lenders under the Credit Agreement or any Loan Documents, nor constitute a waiver under the Credit Agreement or any other provision of the Loan Documents.

5.2 Reference to Miscellaneous Provisions. This Amendment and the other documents delivered pursuant to this Amendment are part of the Loan Documents referred to in the Credit Agreement, and the provisions relating to Loan Documents set forth in Section 12 of the Credit Agreement are incorporated herein by reference the same as if set forth herein verbatim.

5.3 Costs and Expenses. Borrower agrees to pay promptly the reasonable fees and expenses of counsel to Administrative Agent for services rendered in connection with the preparation, negotiation, reproduction, execution, and delivery of this Amendment.

5.4 Counterparts. This Amendment may be executed in a number of identical counterparts, each of which shall be deemed an original for all purposes, and all of which constitute, collectively, one agreement; but, in making proof of this Amendment, it shall not be necessary to produce or account for more than one such counterpart. It is not necessary that all parties execute the same counterpart so long as identical counterparts are executed by Borrower, Administrative Agent, and Requisite Lenders.

5.5 Entirety. this written agreement represents the final agreement among the parties and may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreement of the parties. There are no unwritten oral agreements among the parties.

5.6 Parties. This Amendment binds and inures to Borrower, Administrative Agent, the Consenting Lenders, the other Lenders, and their respective successors and assigns.

5.7 Release. In order to induce the Consenting Lenders to enter into this Amendment, Borrower and its Consolidated Subsidiaries acknowledge and agree that: (a) neither Borrower nor any of its Consolidated Subsidiaries has any claim or cause of action against Administrative Agent or any of the Lenders (or any of their respective directors, trustees, officers, employees, or agents) relating to or arising out of this Amendment and the grant of Collateral provided for herein or the Credit Agreement; (b) neither Borrower nor any of its Consolidated Subsidiaries has any offset right, counterclaim, or defense of any kind against any of their respective obligations, indebtedness, or liabilities to Administrative Agent or any of the Lenders; and (c) Administrative Agent and each Lender have heretofore properly performed and satisfied in a timely manner all of their respective obligations to Borrower and its Consolidated Subsidiaries under the Credit Agreement. Borrower and its Consolidated Subsidiaries wish to eliminate any possibility that any past conditions, acts, omissions, events, circumstances, or matters would impair or otherwise adversely affect any rights, interests, contracts, or remedies of Administrative Agent or any Lender under this Amendment, the Credit Agreement, the Collateral Documents, and the other Loan Documents, whether known or unknown, as applicable; and therefore, Borrower, for itself, and each of its Consolidated Subsidiaries) unconditionally releases, waives, and forever discharges (x) any and all liabilities, obligations, duties, promises, or indebtedness of any kind of Administrative Agent or any Lender to Borrower or any of its Consolidated Subsidiaries arising on or prior to the date hereof in connection with this Amendment, the Credit Agreement, the other Loan Documents, or the grant of Collateral provided herein, except the obligations to be performed by Administrative Agent and Lenders on or after the date hereof as expressly stated in this Amendment, the Credit Agreement, the Collateral Documents, and the other Loan Documents, as such obligations may be modified pursuant to the terms of this Amendment, the Credit Agreement, the Collateral Documents, or the other Loan Documents, and (y) all claims, offsets, causes of action, suits, or defenses of any kind whatsoever (if any), whether arising at law or in equity, whether known or unknown, which Borrower or its Consolidated Subsidiaries might otherwise have against Administrative Agent or any Lender or any of the respective directors, trustees, officers, employees or agents of Administrative Agent or any Lender arising on or prior to the date hereof in connection with the Credit Agreement, this Amendment, the other Loan Documents, or the grant of Collateral provided herein, in either case (x) or (y), whether known or unknown, on account of any past or presently existing condition, act, omission, event, contract, liability, obligation, indebtedness, claim, cause of action, defense, circumstance, or matter of any kind. Neither Administrative Agent nor any Lender shall be liable with respect to, and Borrower and each Consolidated Subsidiary hereby waives, releases, and agrees not to sue for any special, indirect, or consequential damages relating to this Amendment, or the Credit Agreement, or Collateral Documents, or arising out of its activities in connection herewith or therewith (whether before, on or after the date hereof).

IN WITNESS WHEREOF, the parties hereto have executed this Amendment in multiple counterparts as of the respective dates indicated on each signature page hereof, but effective as of the First Amendment Effective Date.

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Signature page to follow.

Signature Page to that certain First Amendment to Credit Agreement dated as of the date first stated above, amending that certain Credit Agreement dated as of April 9, 2008, as amended and modified to date.

ALLIED CAPITAL CORPORATION, as Borrower

By:	/s/ Penni F. Roll

Penni F. Roll, Chief Financial Officer

BANK OF AMERICA, N.A., as Administrative Agent and as a Lender

By:	/s/ Stefanie J. Brown

Stefanie J. Brown, Vice President

BANK LEUMI USA, as a Lender

By:	/s/ John Koenigsberg

John Koenigsberg, Senior Vice President
By:	/s/ Iris Steinhardt

Iris Steinhardt, Vice President

BRANCH BANKING AND TRUST COMPANY, as a Lender

By:	/s/ Cory Boyte

Cory Boyte, Senior Vice President

CHEVY CHASE BANK, F.S.B., as a Lender

By:	/s/ Richard L. Amador

Richard L. Amador, Group Vice President

CITIBANK N.A., as a Lender

By: /s/ Anthony V. Pantina
Anthony V. Pantina, Director

DEUTSCHE BANK AG NEW YORK BRANCH, as a Lender

By:	/s/ Melissa Curry

Melissa Curry, Vice President
By:	/s/ Michael Campites

Michael Campites, Vice President

FIRSTRUST BANK, as a Lender

By:	/s/ John Hollingsworth

John Hollingsworth, Senior Vice President

ING CAPITAL LLC, as a Lender

By:	/s/ Kunduck Moon

Kunduck Moon, Managing Director

MANUFACTURERS AND TRADERS TRUST COMPANY, as a Lender

By:	/s/ Beth A. Hughes

Beth A. Hughes, Assistant Vice President

MERRILL LYNCH BANK USA, as a Lender

By: /s/ Preston Jackson
Preston Jackson, President

MORGAN STANLEY BANK, as a Lender

By:	/s/ Melissa James

Melissa James, Authorized Signatory

PNC BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Crissola K. Talsania

Crissola K. Talsania, Vice President

SUNTRUST BANK, as a Lender

By:	/s/ Robert S. Ashcom

Robert S. Ashcom, Director

TD BANKNORTH, N.A., as a Lender

By:	/s/ John Mercier

John Mercier, Senior Vice President

UNION BANK OF CALIFORNIA, N.A., as a Lender

By:	/s/ Peter Thompson

Peter Thompson, Vice President